TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AND DEVELOPMENT AGREEMENT
This License and Development Agreement (as it may be amended as provided herein, this “Agreement”) is entered into as of January 13, 2014 (the “Effective Date”) by and among Galena Biopharma, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (“Galena”), and Apthera, Inc., a Delaware corporation and wholly owned subsidiary of Galena (“Apthera” and, together with Galena, “Licensor”), each having its principal place of business at 4640 S.W. Macadam Avenue, Suite 270, Portland, Oregon, U.S.A. 97239, on the one hand, and Dr. Reddy’s Laboratories Limited, a company organized under the laws of India, having its principal place of business at Door No. 8-2-337, Road No. 3, Banjara Hills, Hyderbad 50034, Andra Pradesh, India (“Licensee”), on the other hand. Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Licensor develops and commercializes innovative targeted oncology treatments to address major unmet medical needs and advance cancer care;
WHEREAS, Licensee an integrated pharmaceutical company with expert knowledge with regard to the development, manufacturing and marketing of active pharmaceutical ingredients and finished products in India and elsewhere;
WHEREAS, the Licensee has existing commercialization capabilities in the Territory;
WHEREAS, Licensor and Licensee wish to partner in the development and commercialization of the Licensed Product in the Licensee Indications in the Territory in accordance with the terms and conditions hereof;
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.	DEFINITIONS.
1.1    Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated:
“Adjuvant” shall mean [***] and/or other appropriate pharmacological agent which enhances the immune response of Licensed Product.

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“Affiliate” shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a Party, for so long as such control exists. For the purposes of this definition and Section 16.2, “control” shall mean: (i) in the case of any corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors thereof; or (ii) in the case of any non-corporate entity, direct or indirect ownership of fifty percent (50%) or more of the equity or income interest therein with the power to direct the management and policies of such non-corporate entities.
“Agreement” shall have the meaning set forth in the Preamble.
“Bundle” shall mean the Licensed Product sold together with another pharmaceutical compound or compounds for a single price except the Adjuvant.
“CIS” shall mean the Commonwealth of Independent States.
“Claims” shall have the meaning set forth in Section 14.1.
“Clinical Trial” shall have the meaning set forth in subsection 6.1.1.
“Clinical Trial Agreement” shall mean a clinical trial agreement mutually satisfactory to the Parties relating to Licensee’s conduct of the Clinical Trial with the general conditions of the Clinical Trial and the protocol herein attached as ANNEX 2, ANNEX 3 & ANNEX 4.

“Competing Product” shall mean a product irrespective of mode of administration in patients, that is marketed and sold by a Third Party whose patient population as defined in the products approved label is the same as in the Licensed Indications in the Territory.
“Confidential Information” shall have the meaning set forth in Section 11.1.
“Contemporaneous Agreements” shall mean the Clinical Trial Agreement, Supply Agreement, Quality Agreement, Pharmacovigilance Agreement.
“Contract Interest Rate” with respect to a payment, shall mean prevailing LIBOR rate .
“Control” shall mean, with respect to any Information or intellectual property, that the applicable Party owns or has a sublicense to such Information or intellectual property and has the ability to grant to the other Party access to and a sublicense or sublicense (as applicable) under such Information or intellectual property as set forth herein without violating the terms of any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and sublicense or sublicense, or requiring any payment (whether or not then due and payable) under any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and sublicense or license.
“Effective Date” shall have the meaning set forth in the Preamble.

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“Federal Court” shall have the meaning set forth in Section 16.11.
“First Commercial Sale” shall mean the first Sale of the Licensed Product following Regulatory Approval in the Territory.
“First Licensee Indication” shall mean use of the Licensed Product in breast cancer patients and for which Licensor or its licensee has received Regulatory Approval in the U.S. or in the E.U., including as such Regulatory Approval may be amended from time to time.
“Force Majeure” shall have the meaning set forth in Section 16.8.
“GAAP” shall mean U.S. generally accepted accounting principles.
“Governmental Authority” shall mean any government administrative agency, commission or other governmental authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental regulatory body.
“IFRS” shall mean international financial reporting standards to the extent consistent with GAAP.
“Improvement” shall mean any change to the Licensed Product, including with respect to formulation, dosage, or other advance or modification made by Licensor to the Licensed Product.
“Indemnified Party” and “Indemnifying Party” shall have the respective meanings set forth in Section 14.2.
“Information” shall mean all tangible and intangible techniques, information, technology, practices, trade secrets, inventions, methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, sales, marketing and distribution arrangements, plans and strategies, and similar information.
“Law” shall mean, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars, orders and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.
“Licensed Know-How” shall mean Information in Licensor’s possession or Control as of the Effective Date or thereafter during the Term that is reasonably necessary for Licensee to (i) obtain Regulatory Approval and to commercialize the Licensed Product in the Licensee Indications in the Territory, and/or (ii) to conduct the Clinical Trial, all as contemplated in this Agreement.
“Licensed Product” means Licensor’s proprietary E75 peptide (nelipepimut-S) (NeuVax™) for use in the Licensee Indications.

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“Licensed Technology” shall mean the Licensed Know-How, the Licensed Trademarks, if any, and the Registration Dossier, collectively.
“Licensed Trademarks” shall mean trademark rights (including NeuVax™), if any, Controlled by Licensor in the Territory on or after the Effective Date and corresponding to any trademarks adopted by Licensor for use with a Licensed Product in a Licensee Indication outside the Territory (not including any corporate or house marks, and not including any such marks to the extent such marks would conflict with any right of any Third Party inside the Territory).
“Licensee” shall have the meaning set forth in the Preamble.
“Licensee Indemnitees” and “Licensor Indemnitees” shall have the respective meanings set forth in Section 14.1.
“Licensee Indications” shall mean the First Licensee Indication and the Second Licensee Indication, collectively. References to a “Licensee Indication” shall mean either of the Licensee Indications.
“Licensee Trademark” means such trademark created or developed and owned by the Licensee for use in respect of the Licensed Product as contemplated in Section 4.3.
“Losses” shall have the meaning set forth in Section 14.1.
“Materials” shall mean the Licensed Product and the Adjuvant.
“Net Sales” shall mean the gross amount invoiced in arm’s-length Sales in the Territory by Licensee, its Affiliates and sublicensees to Third Parties, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated to such Licensed Product, all as determined in accordance with GAAP:
(i)    credits, price adjustments or allowances for damaged products, returns or rejections of Product;
(ii)    normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced);
(iii)    chargeback payments, repayments and rebates (or the equivalent thereof) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals, or trade customers;
(iv)    any invoiced freight, postage, shipping, insurance and other transportation charges;

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(v)    sales, value-added (to the extent not refundable in accordance with applicable law), and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale);
(vi)    stocking allowances; and
(vii)    any other payment which reduces gross revenue and is permitted to be deducted in calculating net sales in accordance with GAAP.
“Party” and “Parties” shall have the meanings set forth in the Preamble.
“Positive Interim PRESENT Data” shall mean interim data within the meaning of the special protocol assessment for the PRESENT Trial, except such interim data as would prohibit in any manner the continuance of the PRESENT Trial.
“PRESENT Trial” shall mean the Licensor’s ongoing human clinical trial of the Licensed Product, that, if the defined end-points are met, is intended to establish safety and efficacy in breast cancer patients for purposes of filing for Regulatory Approval with the United States Food and Drug Administration (or its successor) as required under 21 C.F.R. §312.21(c).
“Prior Agreement” shall have the meaning set forth in Section 11.4.
“Quarterly Period” shall mean each three-month period ending March 31, June 30, September 30 and December 31 of each year during the Term and any partial period ending on the last day of the Term.
“Reasonably Diligent Efforts” shall mean, with respect to Licensee, the application of a level of human and financial resources, efforts and urgency to commercialize the Licensed Product consistent with Licensee’s practices in the Territory in pursuing the commercialization of its other high-value pharmaceutical products in light of the Licensed Product’s characteristic features, target indication, competitiveness and sales volume, but in no event less than the level commonly applied by other pharmaceutical companies to their own high-value pharmaceutical products of a similar nature; and with respect to Licensor shall mean, the application of a level of human and financial resources, efforts and urgency to develop, compile the Registration Dossier, file for and seek the Regulatory Approval consistent with Licensor’s protection in the U.S. or in the E.U., as the case may be, in pursuing the development and commercialization of its other high-value pharmaceutical products in light of the Licensed Product’s characteristic features, target indication, competitiveness and sales volume, but in no event less than the level commonly applied by other pharmaceutical companies to their own high-value pharmaceutical products of a similar nature.
“Registration Dossier” shall mean the dossier of technical data and information compiled by or on behalf of Licensee with respect to the Licensed Product on the basis of which the Licensed Product may be registered in the Territory, including updates to such data and information and evidence of marketing approval, if any, of the Licensed Product in the U.S. or the E.U.

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“Regulatory Approval” shall mean the approval from Governmental Authorities necessary for the marketing and sale of the Licensed Product in either or both of the Licensee Indications or for conduct of Clinical Trial, as the case may be.
“Regulatory Filing” shall mean any filing with any Governmental Authority with respect to the development, marketing, commercialization or reimbursement of the Licensed Product.
“Sale,” “Sell” or “Sold” means the sale, transfer or other disposition for value of the Licensed Product.
“Second Licensee Indication” shall mean use of Licensed Product in gastric cancer patients and for which Licensor or its licensees have received Regulatory Approval in the U.S. or in the E.U., including as such Regulatory Approval as may be amended from time to time.
“Sell-off Period” shall have the meaning set forth in subsection 15.3.3.
“State Court” shall have the meaning set forth in Section 16.11.
“Taxes” shall mean any tax, excise or duty, other than taxes upon income.
“Term” shall mean the period beginning on the Effective Date and ending upon the expiration or termination of this Agreement pursuant to Article 15.
“Territory” shall mean India.
“Third Party” shall mean any entity other than a Party or an Affiliate of a Party.
“VAT” shall mean any value added tax.
“Underlying License Agreements” shall mean (i) the Patent and Technology License Agreement, dated September 11, 2006, by and among the Board of Regents of the University of Texas System, the University of Texas M.D. Anderson Cancer Center, the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., and Apthera (formerly Advanced Peptide Therapeutics, Inc.), as amended by Amendments Nos. 1-5 thereto, dated December 21, 2007, September 3, 2008, July 8, 2009, February 11, 2010, and January 10, 2011, respectively, and (ii) the Exclusive License Agreement, dated as of July 11, 2011, by and among The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., Galena (formerly RXi Pharmaceuticals Corporation) and Apthera.

2.	CONDITION PRECEDENCE
2.1    This Agreement and its validity is subject to the execution of all Contemporaneous Agreements related hereto.

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3.	COLLABORATION SCOPE
3.1    Conduct of the Collaboration. The Parties shall cooperate to commercialize the Licensed Product in the Licensee Indications in the Territory in accordance with the terms and conditions of this Agreement.
3.2    Ex-Territory Activities. No rights are granted hereunder to Licensee with respect to any jurisdiction outside the Territory, except as provided in Section 7.1.3 and 7.1.4. Except as expressly provided in this Agreement, Licensor shall have the sole right to research, develop, use, manufacture, have manufactured and commercialize the Licensed Product inside and outside the Territory.

4.	GRANT OF LICENSE
4.1    Exclusive Rights. Subject to the terms and conditions hereof, Licensor hereby grants Licensee: (i) the exclusive (except as to Licensor) right and license during the Term to the Licensed Know-How solely to utilize and practice under the Licensed Know-How as part of and in connection with conduct of the Clinical Trial; and (ii) the exclusive right (including as to Licensor) and license during the Term to the Licensed Technology to apply for and pursue on behalf of Licensor and in Licensee’s name Regulatory Approval in the Territory and thereafter to market, Sell, promote and distribute the Licensed Product in the Licensee Indications in the Territory. Licensor shall disclose the Licensed Know-How to Licensee as reasonably required for these purposes upon reasonable notice from Licensee and during Licensor’s normal business hours, and shall designate one or more technical liaisons for communications with Licensee’s technical personnel. Such license shall include the right to sublicense only as set forth in Section 4.2.
4.2    Licensee Sublicensing. Licensee shall have the right to sublicense the rights granted it hereunder only with Licensor’s prior written consent, which Licensor may withhold or condition in its sole discretion. Any permitted sublicensee shall be required to enter into a written agreement obligating it to maintain the confidentiality of the Confidential Information of Licensor, and Licensee shall be responsible for any disclosure of the Confidential Information of Licensor by such sublicensee in violation of the provisions of Section 11. In addition, such written agreement shall require such sublicensee to comply with the obligations and prohibitions of this Agreement relevant to the rights sublicensed, and Licensee shall be responsible for a breach by such sublicensee of any such obligations or prohibitions. No sublicense shall operate to excuse Licensee’s compliance with its obligations hereunder.
4.3    Trademarks.
4.3.1    Grant to Licensee. Licensor hereby grants Licensee the exclusive right and license under the Licensed Trademarks for the Licensed Indications during the Term, subject to the terms and conditions hereof, solely to apply for and pursue Regulatory Approval and thereafter to market, sell, promote and distribute the Licensed Product in the Licensee Indications in the Territory. Such license shall include the right to sublicense only as set forth in Section 4.2. Should there be

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no Licensed Trademark in the Territory, or should the Licensee desire that a Licensee Trademark be used for a Licensee Indication in the Territory, Licensee, upon notifying the Licensor, may use such Licensee Trademark. For avoidance of doubt, and ample clarity, any Licensee Trademark shall be owned by Licensee and Licensee shall register the same with the trademark registry in the Territory and country of manufacture. Similarly, Licensor warrants that the Licensed Trademark shall be registered by the Licensor, with the trademark registry or such other similar registry as may be prescribed under law, both in the Territory and the country of manufacture.
4.4    Trademark Quality Standards. Licensee shall (i) maintain such reasonable quality standards for the Licensed Trademarks, if any, in the Territory as Licensor maintains for such Licensed Trademarks outside the Territory, and shall comply with Licensor’s reasonable specifications and usage standards supplied to it in writing (and as may be updated by written notice from time to time); (ii) not use any Licensed Trademark in a manner that suggests any connection with any product other than the Licensed Product or any service; and (iii) not use or display the Licensed Trademarks in any manner that might dilute, tarnish, disparage or reflect adversely on Licensor or such marks. From time to time, upon request by Licensor, Licensee shall provide copies of the usage of the Licensed Trademarks used in the marketing or promotion of the Licensed Product in the Licensee Indications in the Territory in order to review such usage. Licensee agrees that it shall not seek to register or obtain ownership rights in any Licensed Trademark (or confusingly similar trademark) or any trademark used by Licensor in connection with the Licensed Product outside the Territory in any indication.
4.5    Retained Rights and Limitations. No rights are granted to Licensee hereunder to Licensed Technology outside the Licensee Indications or outside the Territory. No rights are granted to Licensee hereunder to import the Licensed Product from any Third Party other than from Licensor or its designee. No rights to either Party’s patents, trademarks or other proprietary rights are granted pursuant to this Agreement, except as expressly set forth herein, and all other rights are reserved.

5.	DEVELOPMENT AND REGULATORY APPROVAL
5.1    Development. Licensor confirms that, as of the Effective Date, Licensor is conducting the PRESENT Trial of the Licensed Product for the First Licensee Indication and that Licensor ’s current estimated timelines for Regulatory Approval, if any, of the Licensed Product for the First Licensee Indication are attached hereto as ANNEX 1. Licensor shall use Reasonably Diligent Efforts to complete the development of the Licensed Product in the First Licensee Indication in accordance with the timelines set forth in ANNEX 1 (as they may be amended from time to time as necessary or appropriate based on the progress of the PRESENT trial) and procure the Regulatory Approval for the Licensed Product in the U.S, the European Union (E.U.) or other territory. Licensor shall, as soon as practicable but in no event later than fifteen (15) days, notify Licensee of any material changes or updates to the development plan or regulatory strategy for the Licensed Product in the U.S, E.U. or other territory.
5.2    Sharing of Regulatory Filings by Licensor. In order to enable Licensee to plan, allocate its resources and fulfill its obligations under the Agreement, Licensor shall furnish to

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Licensee as soon as practicable: (i) provide  within 30 (thirty) days a copy of each Regulatory Filing made for seeking Regulatory Approval in the U.S. and/or the E.U. in respect of the Licensed Product (including any regulatory filing relating to manufacturing made by Licensor) for Licensee Indications upon Licensee’s written request together with all accompanying documents including the Registration Dossier, (ii) copies of any communication received from the Governmental Authority and response submitted to such Governmental Authority, together with all accompanying documents, with respect to such Regulatory Filing; (iii) copies of any other Regulatory Filing made by the Licensor in respect of the Licensed Product in the Licensee Indications; and (iv) copies of any communications received by the Licensor from any Governmental Authority in respect of the Licensed Product in the Licensee Indications. Where a Regulatory Filing is not in English, Licensor shall also provide an English translation thereof to the Licensee.
5.3    Sharing of Information of the PRESENT Trial. Licensor shall as soon as practicable, but in any event not exceeding thirty (30) days, inform the Licensee in writing, together with supporting documents, of any changes in CMC data of the Licensed Product, investigative brochure, interim or final results of the PRESENT Trial, and any additional safety studies required by the Governmental Authority and the results of any such studies.
5.4    Responsibility for Regulatory Filings to Commercialize the Licensed Product. Following notice from Licensor to Licensee of the Regulatory Approval of the Licensed Product in the First Licensee Indication in the U.S. or the E.U., Licensee shall use its Reasonably Diligent Efforts, at Licensee’s sole cost and expense and in Licensee’s name, to procure Regulatory Approval for the Licensed Product in the First Licensee Indication in the Territory. Licensor shall make its regulatory expert available to Licensee, if required, for the inperson interactions with Governmental Authorities in the Territory at Licensors cost.

5.5    Sharing of Regulatory Filings by Licensee. Licensee shall furnish to Licensor a draft copy of any Regulatory Filing in the Territory (including any regulatory filing relating to manufacturing made by Licensee in accordance with Section 8.2) as soon as practicable prior to filing it with a Governmental Authority. Licensee will consider in good faith any comments made by Licensor with respect to such Regulatory Filing. Where a Regulatory Filing is not in English, Licensee shall also provide an English tranlation. Upon the request of either Party, the other Party shall provide a right of reference to any requested Regulatory Filings or Regulatory Approval for the Licensed Product in the Territory, and Licensor shall provide the same such right of reference to Licensee with respect to such Regulatory Filings and Regulatory Approvals outside the Territory, in each case as reasonably necessary for the requesting Party’s commercialization of the Licensed Product as permitted hereunder (or, with respect to Licensor, the manufacture of the Licensed Product). Neither Party shall have an obligation to provide information relating to any product other than the Licensed Product and Adjuvant.
5.6    No Transfer of Regulatory Filing. Licensee shall not transfer title in, fail to maintain or otherwise attempt in any manner to dispose of any Regulatory Filing or Regulatory Approval or

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other governmental sublicenses, approvals or certificates for the Licensed Product in the Territory without the prior written approval of Licensor.
5.7    Certain Covenants.
5.7.1    Promptly following Regulatory Approval of the Licensed Product in a Licensee Indication in the Territory, Licensor and Licensee will develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to the Licensed Product in such Licensee Indication sufficient to permit each Party, its Affiliates and permitted sublicensees to comply with applicable Law.
5.7.2    Throughout the Term, Licensor shall provide to Licensee with any updates to the Registration Dossier as soon as is practicable after such updates become available to Licensor.
5.7.3    Following Regulatory Approval of the Licensed Product in a Licensee Indication in the Territory, Licensee shall, as soon as reasonably possible and in its discretion and at its cost and expense, submit applications to the relevant Regulatory Authorities and use Reasonably Diligent Efforts to obtain pricing approval, if necessary, for such Licensed Product in the Territory.
5.8    Adverse Event Reporting. Licensee shall be responsible in accordance with applicable Law for reporting to the relevant Governmental Authorities and Licensor, all adverse events with respect to the Licensed Product in the Territory, including in connection with the Clinical Trial, to the extent required by and in accordance with applicable Law. Licensor (or its designee) shall be responsible in accordance with applicable Law for reporting to the relevant Governmental Authorities and Licensee all adverse events with respect to the Licensed Product outside the Territory, including in connection with any clinical trial of the Licensed Product in the Licensee Indications.
5.9    Communications.
5.9.1    Licensee Responsibility. Licensee shall have at all times, whether before or after Regulatory Approval, exclusive responsibility for all correspondence and for any official communication (except as Licensor may be required by Law or a Governmental Authority to communicate) regarding the Licensed Product in the Licensee Indication with applicable Governmental Authorities in the Territory. Without prejudice to the time periods relevant to Regulatory Filings pursuant to Section 5.5, Licensee will supply to Licensor a copy of: (i) all such correspondence and communications to any such Governmental Authority as soon as practicable prior to provision of such correspondence or communication to such Governmental Authority; and (ii) all such correspondence and communications from any such Governmental Authority after receipt of any such correspondence. Materials provided pursuant to Section 5.5 need not be re-provided pursuant to this subsection 5.9.1 unless changed. Where correspondence or communications are not in English, Licensee shall also provide an English language translation.

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Licensee shall consider in good faith any comments or suggestions made by Licensor with respect to any such communication.
5.9.2    Licensor Responsibility. Licensor shall have exclusive responsibility for all correspondence and for any official communication (except as Licensee may be required by Law or a Governmental Authority to communicate or as expressly provided in subsection 5.7.1) regarding the Licensed Product outside the Territory in all indications, including the Licensee Indications. With respect to correspondence and communication with Governmental Authorities relating to Licensed Product outside the Territory, Licensor shall provide Licensee all copies of all written correspondences to and from Governmental Authorities with respect to the Licensed Product as soon as practicable; provided, however, that any correspondence from or to Governmental Authorities in relation to an adverse event shall be communicated to Licensee in accordance with the reporting guidelines of the applicable Governmental Authority.
5.9.3    Licensor Cooperation – Manufacturing Information. Upon Licensee’s request, Licensor will make and provide copies of any direct communications by Licensor either to or from the Governmental Authorities having jurisdiction outside the Territory regarding the manufacture of any Licensed Product by Licensor or its designee, for supply to Licensee; provided, however, that Licensor’s obligation to provide Licensee with manufacturing and process information is limited to the circumstance where the information is reasonably required for Licensee to carry out its obligations under Section 5.1, or access to such information is required by Law or a Governmental Authority having jurisdiction in the Territory; but Licensee shall only be entitled to use such information to the extent required by such Law or Governmental Authority or to the extent reasonably required to carry out its responsibilities hereunder.
5.10    Recalls. The Parties shall exchange their internal standard operating procedures as to product recalls reasonably promptly after obtaining Regulatory Approval in the Territory. Notwithstanding the foregoing, Licensor shall during the Term, inform Licensee in writing any instances of recall of the Licensed Product outside the Territory, together with such information as may be reasonably requested by Licensee.
5.11    Cooperation Generally. The Parties shall cooperate generally with respect to obtaining Regulatory Approval and commercialization of the Licensed Product in the Licensee Indications in the Territory. Licensor shall support Licensee during such regulatory procedure whether for obtaining Regulatory Approval or any other procedure, and shall undertake Reasonably Diligent Efforts to cooperate and assist with Licensee in addressing any queries raised by the Governmental Authority by providing Licensee as soon as practicable all additional data or information under Licensor’s Control as Licensee may reasonably request to enable Licensee to submit the same to Governmental Authority within any period stipulated by such Governmental Authority.
5.12    Joint Steering Committee . Within thirty (30) calendar days following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the purpose of facilitating the sharing of knowledge, information and best practices regarding

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the development, registration, and management of the Licensed Product in the U.S, and/or European Union by the Licensor (or its designee); and to collaborate and co-ordinate the registration, supply, promotion, marketing, distribution, execution and management of the Licensed Product in the Territory.
5.12.1    The JSC shall comprise of minimum three (3) members designated by each Party consisting of representatives of the medical, regulatory and business departments of each Party. The JSC shall meet quarterly or more or less frequently as it may deem fit, with meetings to be held by teleconference, video conference or, if deemed fit, in-person.
5.12.2    The JSC shall perform the following functions, some or all of which may be addressed directly at each meeting of the JSC:
(i)    During the development stage of the Licensed Product, provide updates, information on the development and the regulatory phase, including, but not limited to, conduct of the PRESENT Trial, changes in the investigative brochure, CMC data, other clinical studies, results of the trials and studies compiling of the Registration Dossier, Regulatory Approval, and communications with Governmental Authority outside the Territory.
(ii)    During the development stage of the Licensed Product, coordinate, discuss, and develop a strategy for seeking patent protection for the Licensed Product in the Territory.
(iii)    During the commercialization of the Licensed Product outside the Territory, the Parties shall provide updates on the Regulatory Approval, if any, of the Licensed Product, instances of any recalls or adverse events of the Licensed Product and manufacturing information.
(iv)    During the Regulatory Filing for securing the Regulatory Approval and after the receipt of Regulatory Approval by Licensee in the Territory, the Parties shall provide updates on the Regulatory Filings, marketing strategy, recalls and adverse events and other aspects pertaining to the collaboration.

6.	DEVELOPMENT AND COMMERCIALIZATION
6.1    Development.
6.1.2    As soon as is practicable following the Effective Date, Licensee shall, [***], use Reasonable Diligent Efforts to initiate a epidemiology study and Phase 2 clinical study in the Second Licensee Indication in accordance with ANNEX 2, ANNEX 3, and ANNEX 4 in the Territory pursuant to the Clinical Trial Agreement (the “Clinical Trial”). For clarity, the Clinical Trial shall be conducted solely pursuant to the Clinical Trial Agreement, and Licensee shall not conduct any clinical trials of the Licensed Product outside the Territory. Licensor agrees to share all the data, study results and information, Licensed Product and Adjuvant without any further charge or cost, as may be required, by the Licensee to enable the Licensee to conduct the Clinical Trial under the

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Clinical Trial Agreement. Notwithstanding anything stated herein, post the analysis of interim data of the PRESENT Trial, or final data review of the PRESENT Trial by US Governmental Authority, the Parties shall review and make a decision on the feasibility of initiating or continuing with the Clinical Trial. In absence of Positive Interim Data, the Licensee have the option to discontinue the trial.
6.1.3    Licensor hereby grants Licensee the exclusive right (except as to Licensor) and license during the Term, subject to the terms and conditions hereof, to utilize and practice the Licensed Know-How in the Territory solely for purposes of the Clinical Study. Licensor shall disclose the Licensed Know-How to Licensee for these purposes upon reasonable notice from Licensee and during Licensor’s normal business hours, and shall designate one or more technical liaisons for communications with Licensee’s technical personnel. Such exclusivity and license extends only to the conduct of the Clinical Trial. Such license shall not include any right to sublicense. For avoidance of doubt, Licensee may sub-contract any or all parts of the Clinical Study to one or more sub-contractors; provided that Licensee shall be responsible hereunder for any such subcontractor with the provisions of this Agreement.
6.1.4    Licensor may, but shall not be obliged to, seek Regulatory Approval of the Licensed Product in the Second Licensee Indication, or any other indication in its discretion, outside the Territory. For avoidance of doubt, Licensee shall have a right to apply for the Regulatory Approval of the Licensed Product in the Second Licensee Indication in the Territory. In the event Licensee proceeds with the application for the Regulatory Approval of the Licensed Product in the Second Licensee Indication in the Territory, Licensor shall provide to Licensee all documents, information, data, test or study results, reports including the Registration Dossier, if any, under Licensor’s Control, as reasonably required to enable Licensee to file for the Regulatory Approval. The Parties shall keep each other reasonably apprised on a current basis of the progress of the Clinical Trial and of any clinical trials of the Licensed Product in the Licensee Indications outside the Territory.
6.2    Operational Control in Licensee Indications. Following Regulatory Approval of the Licensed Product in a Licensee Indication in the Territory, Licensee shall have operational right and responsibility, in its discretion and at its cost and expense, for commercialization of the Licensed Product in the Licensee Indications in the Territory, including the commercial strategy, and shall use its Reasonably Diligent Efforts to commercialize the Licensed Product in the Licensee Indications in the Territory. Similarly, following the grant of Regulatory Approval for the Licensed Product in a Licensee Indication in the Territory, Licensor shall supply the Licensed Product in required quantities in a timely manner in accordance with terms and conditions as may be agreed between the Parties under a separate supply agreement. Licensee shall promote and commercialize the Licensed Product with a view to optimizing Sales of the Licensed Product in the Territory using only professional and well-trained employees of Licensee, and shall not utilize a contract sales organization in connection with the Licensed Product without Licensor’s prior written approval. Licensee shall develop an annual marketing plan for the Licensed Product, which plan shall include recommended pricing, reimbursement and positioning of the Licensed Product in the Territory, sales

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and distribution strategies and promotional programs. Licensee shall afford Licensor a reasonable opportunity to review and comment on Licensee’s annual marketing plans, and Licensee shall duly consider any changes or additions to such plans that Licensor may suggest. At the request of either Party, the Parties also shall meet not less frequently than annually to discuss Licensee’s marketing plan in the Territory. As a part of Licensor’s cooperation with Licensee, Licensor shall provide relevant data and information for creation of promotional materials for the Licensee Indications in the Territory and use its Reasonably Diligent Efforts to make available, at Licensee’s sole cost and expense, key opinion leaders for conduct of continuing medical education programs by Licensee in the Territory and the marketing and promotional materials used for the Licensee Indications in other territories. Licensee shall be solely responsible for its costs incurred in connection with its commercialization of the Licensed Product in the Territory.
6.3    Commercialization Outside the Territory. Except as provided in subsection 7.1.3 and 7.1.4, Licensee shall have no rights with respect to the commercialization of the Licensed Product outside the Territory in any indication, including the Licensee Indications.
6.4    Compliance with Laws, Regulations and Guidelines. Each Party agrees to comply with Law with respect to the development and commercialization of the Licensed Product in the Licensee Indications in the Territory.
6.5    Cooperation Generally. The Parties shall cooperate generally with respect to the commercialization of the Licensed Product in the Licensee Indications in the Territory.

7.	IMPROVEMENTS; ADDITIONAL TERRITORY
7.1    Notice of Improvements.
7.1.1    Promptly after the development by or on behalf of Licensor or, where applicable, any assignment or transfer to Licensor, of any Improvement, Licensor shall provide written notice to Licensee (“Improvement Notice”). The Improvement Notice shall include a description of the Improvement and a summary of the subject matter claimed in any Improvement patents.
7.1.2    If Licensee wishes to include any Improvement as a Licensed Product under this Agreement, Licensee shall provide within ninety (90) days of the Improvement Notice written notice to Licensor specifying that the Licensee wishes to include the Improvement as a Licensed Product. Immediately upon Licensee's notice to Licensor, each Improvement identified by Licensee in its notice hereunder will be a Licensed Product under this Agreement. No rights are granted to Licensee hereunder to make any Improvement, and Licensee shall not undertake to make any Improvement or obtain any Improvement other than from Licensor or its designee.
7.1.3    In the event during the Term of this Agreement, Licensor receives inquiries from any Third Party for an exclusive license to market, sell and distribute a Licensed Product in any of jurisdictions of [***], [***], or [***] for any of the Licensee Indications, Licensor shall in

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good faith provide [***]. [***], the Parties will proceed with the license and supply arrangement for the Licensed Product for any of jurisdictions of [***], [***], or [***] then Licensor shall give due consideration to Licensee’s co-ownership of any intellectual property developed in the Clinical Trial and  provide an equivalent economic benefit in respect of the business arrangements between the Licensor and the Licensee in such jurisdictions. [***].
7.1.4    In the event during the Term of this Agreement, Licensor receives inquiries for an exclusive license to market, sell and distribute a Licensed Product in [***] for any of the Licensee Indications, Licensor shall in good faith provide Licensee with an opportunity to discuss and negotiate with Licensor for the same to arrive at mutually acceptable commercial terms. In the event that the Parties agree to proceed with the license and supply arrangement for the Licensed Product [***] then Licensor shall give due consideration to Licensee’s co-ownership of any intellectual property developed in the Clinical Trial and provide an equivalent economic benefit in respect of the business arrangements between the Licensor and the Licensee in such jurisdiction.

8.	MANUFACTURE AND SUPPLY
8.1    Timely Supply: Following the grant of the Regulatory Approval the Licensed Product in a Licensee Indication in the Territory, Licensor shall supply the Licensed Product in required quantities in a timely manner in accordance with terms and conditions as may be agreed between the Parties under a separate supply agreement.
8.2    Manufacturing Rights and Price. No rights are granted to Licensee hereunder to manufacture the Licensed Product or to obtain the Licensed Product other than from Licensor or its designee. Licensee shall not manufacture the Licensed Product or obtain the Licensed Product other than from Licensor or its designee and as expressly provided in one or more supply agreements to be entered into between the Parties. Each such supply agreement shall provide for a purchase price to Licensee for the Licensed Product equal to the Cost of Licensed Product, plus any applicable sales Taxes or VAT or similar levies on Licensor’s sales to Licensee of the Licensed Product.
8.2.1     “Cost of Licensed Product” shall during the Term hereof not be more than [***] ($[***]) US Dollars per dose of the Licensed Product on EX WORKS incoterms 2010.
8.2.2    Adjuvant Supply[***]. [***].
8.2.3    [***].

9.	PAYMENT

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9.1    Royalty Payments. (i) It is agreed that Licensor shall supply [***] as the Adjuvant along with the Licensed Product and in such case the Licensee shall pay the Licensor a royalty of [***] percent ([***]%) on all Net Sales of the Licensed Product during the Term. (ii) In the event that the Adjuvant to be approved as a part of the label is any other Adjuvant which is available in the Territory, matches Licensee’s quality standards, and is procured by Licensee directly, then Licensee shall pay Licensor a royalty of [***] percent ([***]%) on all Net Sales during the Term, except that the royalty shall be in a reduced to an amount equal to [***] percent ([***]%) of Net Sales of the Licensed Product during any Quarterly Period or portion thereof in which a Competing Product is being marketed and sold in the Territory. In this regard, Licensee shall notify Licensor promptly if it becomes aware of any Competing Product being marketed or sold in the Territory.
The payment made pursuant to claim 9.1 shall be inclusive of any taxes applicable and Licensor needs to pay any tax if applicable.
9.2    [***].
9.3    Not Included. The payments to be made pursuant to Section 9.1 do not include any amounts payable pursuant to Section 9.8 or pursuant to any section of the any supply agreement contemplated by Section 8.2, each of which are separately due and payable without reference to amounts payable pursuant to Section 9.1.
9.4    Appropriate Measure of Value. Each of the Parties acknowledges that the value provided by the other hereunder is comprised of many related items, including intellectual property of various types, access to development and commercial expertise, clinical data, including Regulatory Filings both inside and outside the Territory, and other financial and non-financial consideration.
9.5     The Parties also hereby agree to renegotiate the Cost of Licensed Product on the fifth (5) anniversary of the Effective Date if the Licensors actual cost of goods sold for the Licensed Product increases or decreases by [***] ([***]%) percent or more as determined in accordance with GAAP (the “Cost of Licensed Product Adjustment”). Upon the Licensors written notice, the Parties shall have three (3) month to execute an amendment detailing the Cost of Licensed Product Adjustment. In the event the Parties do not reach an agreement within the three (3) month period the Cost of Licensed Product shall be Licensor’s actual cost of goods sold as determined in accordance with GAAP. In addition to the foregoing elements, the royalty payments set forth in Section 9.1 have been premised on the basis that cost of goods sold being [***] ($[***]) U.S. dollars per dose of the Licensed Product remain unchanged throughout the Term hereof while the cost of goods of [***] is [***] ($[***]) U.S. dollars per dose. Accordingly, in the event that cost of goods sold for the Licensed Product increases then the Parties agree to decrease the royalty payments reasonably.
9.6    Calculation of Net Sales Revenue. In calculating Net Sales:

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9.6.1    Free Products. Any disposal of the Licensed Product at no charge for, or use of the Licensed Product along with Adjuvant without charge in, clinical or preclinical trials, given as free samples, or distributed at no charge to patients unable to purchase the same shall not be included in Net Sales.
9.6.2    Bundled Products. Licensor acknowledged that, under current applicable Law, the Licensed Product (except Adjuvant) is not able to be sold in a Bundle in the Territory. In the event, however, that the Licensed Product (except Adjuvant) is sold in a Bundle in accordance with applicable Law, then for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold for an amount equal to (X÷Y) × Z, where: X is the average sales price during the applicable reporting period generally achieved for such Licensed Product in the Territory; Y is the sum of the average sales price during the applicable reporting period generally achieved in the Territory, when sold alone, by each pharmaceutical product included in the Bundle; and Z equals the price at which the Bundle was actually sold. In the event that the Licensed Product or one or more of the other pharmaceutical products in the Bundle are not sold separately, the Parties shall confer in good faith to determine an equitable fair market price to apply to such bundled Licensed Product.
9.7    Reports. Beginning with the first Quarterly Period in which the First Commercial Sale occurs, and thereafter for each Quarterly Period until the expiration or termination of Licensee’s obligation to pay royalties hereunder, royalty payments for each Quarterly Period shall be calculated and delivered by Licensee to Licensor under this Agreement within forty five (45) days after the end of each such Quarterly Period. Each royalty payment shall be accompanied by a report of Sales and Net Sales stating: (a) the quantity Sold, Sales and Net Sales (on a Licensed Product-by-Licensed Product basis) by or on behalf of Licensee, its Affiliates or sublicensees during the applicable Quarterly Period (detailed with gross invoice amounts and deductions to determine Net Sales); (b) a calculation of the royalty payment due from Licensee hereunder for such Quarterly Period; and (c) such additional information as reasonably requested by Licensor from time to time to enable it to comply with its obligations to its licensors.
9.8    No Wrongful Reductions. Licensee shall not attempt to reduce compensation rightly due to Licensor hereunder by shifting compensation otherwise payable to Licensee from a Third Party with respect to a Licensed Product to another product or service for which no royalties are payable by it hereunder.
9.9    Milestone Payments. In addition to the other payments provided for or referenced herein, Licensee shall pay Licensor one-time only the following non-refundable amounts: (i) [***] ($[***]) U.S. dollars upon the execution and delivery of this Agreement and Contemporaneous Agreements by the Parties; (ii) [***] ($[***]) U.S. dollars upon confirmation in writing by Licensee of the Positive Interim PRESENT Data; (iii) [***] ($[***]) U.S. dollars upon achievement of cumulative aggregate Net Sales during the Term of [***] ($[***]) U.S. dollars; and (iv) [***] ($[***]) U.S. dollars upon achievement of cumulative aggregate Net Sales during the Term of [***] ($[***]) U.S. dollars, over and above the Net Sales referred to in clause (iii). Payment of the

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amounts referred to in the foregoing clauses (iii) and (iv) shall not be payable, in the event that, at the time either such amount otherwise would have become payable hereunder, a Competing Product is then being marketed and sold in the Territory. Licensee shall pay Licensor the foregoing milestone payments in accordance with Section 9.8 within thirty (30) days after the event giving rise to such payment.
The payment made pursuant to claim 9.9 shall be inclusive of any taxes applicable and Licensor needs to pay any tax if applicable.
9.10    Payment Method. All payments made hereunder by Licensee to Licensor shall be made in U.S. Dollars, except as set forth in Section 9.11. Licensee shall pay all sums due hereunder by wire-transfer or electronic funds transfer in immediately available funds. Licensor shall promptly notify Licensee of Licensor’s account information to facilitate such payments. Regardless of the amounts of any royalty or other payments due under this Agreement or any other agreement between the Parties or their Affiliates, all amounts payable under this Agreement shall be paid in full (subject to Sections 9.12 and Section 9.13).
9.11    Audits. (i) Licensee shall keep complete and accurate records pertaining to Sales of the Licensed Product in the Territory in sufficient detail to permit Licensor to confirm the accuracy of all payments due hereunder, and such records shall be open (in such form as may be available or reasonably requested by an independent certified public accountant appointed in accordance with this Section 9.11 (Audits)) to inspection for five (5) years following the end of the Quarterly Period to which they pertain. Licensor shall have the right, at its own expense, to have an independent, certified public accountant or other representative selected by it review the records of Licensee upon reasonable notice. Within fifteen (15) days following such notice, Licensee shall make such records available electronically to such accountant and Licensor by computer remote access. The report of such accountant shall be made available to both Parties simultaneously, promptly upon its completion. Licensor’s audit rights with respect to any Quarterly Period shall expire five (5) years after the end of such Quarterly Period and the books and records for any particular Quarterly Period shall only be subject to one (1) audit. Should the inspection lead to the discovery of a discrepancy to Licensor’s detriment, then Licensee shall pay to Licensor the amount of the discrepancy plus interest accrued at the Contract Interest Rate, from the day the relevant payment was due. Should the inspection lead to the discovery of a discrepancy to Licensee’s detriment, then Licensor shall pay to Licensee the amount of the discrepancy without interest thereon. Licensor shall pay the full cost of the inspection, except that Licensee shall pay or reimburse Licensor for the cost of such inspection if the inspection leads to the discovery of a discrepancy to Licensor’s detriment. (ii) Licensor shall keep complete and accurate records pertaining to the Cost of Adjuvant and Licensed Product in sufficient detail to permit Licensee to confirm the accuracy of thereof and all payments due therefor, and such records shall be open (in such form as may be available or reasonably requested by an independent certified public accountant appointed in accordance with this Section 9.11 (Audits)) to inspection for five (5) years following the end of the Quarterly Period to which they pertain. Licensee shall have the right, at its own expense, to have an independent, certified public accountant or other representative selected by it review the records of Licensor upon

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reasonable notice. All the rights of the Licensor in respect of the audit stated hereinbefore shall mutatis mutandis apply to Licensee in respect of the audit for Cost of Adjuvant and Licenced Product.
9.12    Blocked Currency. If Licensee is prohibited by a Governmental Authority from making any payment due under this Agreement then, within the prescribed period for making the payment Licensee shall promptly request and use its Reasonably Diligent Efforts to obtain permission from the Governmental Authority to make the payment, and shall make the payment, within ten (10) days after receiving such permission. In cases of eventualities under this clause 9.12, the Parties agree that no interest on the delayed payment shall apply.
9.13    Taxes. All Taxes levied on account of a payment made by Licensee to Licensor pursuant to this Agreement will be subject to the withholding and remittance provisions of Section 9.14.
9.14    Withholding. In the event that Law requires Licensee to pay or withhold Taxes with respect to any payment to be made by Licensee pursuant to this Agreement, Licensee shall notify Licensor in writing of such payment or withholding requirements and provide such assistance to Licensor, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in Licensor’s efforts to claim an exemption from or reduction of such Taxes. Licensee will, in accordance with Law, withhold Taxes from the amount due, remit such Taxes to the appropriate tax authority, and furnish Licensor with proof of payment of such Taxes as and when such proof is issued by the Governmental Authority . If Taxes are paid to a tax authority, Licensee shall provide such assistance to Licensor as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid. For the sake of clarity, the payments made by the Licensee to the Licensor pursuant to clause 9.1 and 9.9 shall be inclusive of all the applicable taxes and such taxes shall not be payable by the Licensee.
9.15    Late Payment. Save for payments under Section 9.11, any payments or portions thereof due hereunder which are not paid when due shall bear interest at the Contract Interest Rate, compounded daily, calculated on the number of days such payment is delinquent. This Section 9.15 shall in no way limit any other remedies available to either Party.
9.16    Third Party Royalties. Except as expressly set forth in Sections 9.14, neither Party shall have the right to make any deduction from amounts otherwise payable pursuant to this Agreement on account of any royalty or other amount payable to any Third Party.

10.	INTELLECTUAL PROPERTY
10.1    Ownership. Except to the extent expressly specified to the contrary in this Agreement: (i) each Party shall retain and own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created solely by such Party; (ii) the Parties shall jointly own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created as part

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of or in connection with the Clinical Trial (the “Clinical Trial Intellectual Property”) and, subject to the provisions of this Agreement (including those sublicenses granted pursuant to Article 3) and; (iii) inventorship and authorship of any invention or work of authorship conceived or created by either Party, or pursuant to the Clinical Trial, shall follow the rules of the U.S. Patent and Trademark Office and the Laws of the United States (without reference to any conflict of law principles) and; (iv) Licensor herby grants Licensee an exclusive license to the Clinical Trial Intellectual Property in the Territory for the Licensed Indications, and; (v) Licensee herby grants Licensor an exclusive license to the Clinical Trial Intellectual Property without duty to account or obtain the consent of Licensee (such consent deemed given hereunder) in order to exploit, sublicense or assign such intellectual property rights outside the Territory except Russia, China and Germany. For Russia, CIS, China and Germany, the Licensor shall seek from Licensee in order to exploit sublicence or assign such intellectual property rights, written consent which the Licensee shall not unreasonably withhold from Licensor.
10.2    Enforcement. Each Party shall promptly notify the other Party in writing if it reasonably believes that any of the Licensed Know-How or Licensed Trademarks is misappropriated by a Third Party in the Territory. Licensor, at its expense, shall be entitled to enforce the Licensed Know-How and Licensed Trademarks exclusively against infringement by a Third Party and to retain recoveries from such enforcement. If Licensor does not file suit against a substantial infringer within six (6) months of knowledge thereof, then Licensee may, at its sole discretion and expense, enforce any Licensed Know-How and Licensed Trademarks on behalf of itself and Licensor, with Licensee retaining all recoveries from such enforcement. In any suit or dispute involving an infringer, the Parties agree to cooperate fully with each other. At the request and expense of the Party bringing suit, the other Party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

11.	CONFIDENTIALITY AND PUBLICATIONS
11.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Neither Party shall have right to and shall not utilize any Confidential Information of the other Party for activities inside or outside the Territory. For clarity, Confidential Information of a Party shall include, without limitation, all information and materials disclosed by such Party or its designee that (i) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (ii) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Information disclosed orally shall not be required to be identified as such to be considered Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

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11.1.4    Was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;
11.1.5    Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
11.1.6    Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
11.1.7    Was independently developed by the receiving Party (without reference to or use of Confidential Information of the other Party) as demonstrated by documented evidence prepared contemporaneously with such independent development; or
11.1.8    Was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
11.2    Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (a) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement; (b) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for a Licensed Product, or otherwise required by Law, including the rules of any securities exchange or automated quotation system; (c) to advisors (including lawyers and accountants) on a need-to-know basis, in each case under appropriate confidentiality agreements or professional standards of confidentiality substantially similar to those of this Agreement; and (d) to the extent otherwise mutually agreed to by the Parties.
11.3    Terms and Conditions Confidential. Neither Party shall disclose the terms and conditions of this Agreement except as may be required by Law. Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement, and in any event each Party shall seek reasonable confidential treatment for any public disclosure by any such Governmental Authority. Notwithstanding the foregoing, the Parties also shall agree upon and release a mutual press release to announce the execution of this Agreement;

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thereafter, Licensee and Licensor may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. Each Party shall additionally have the right to issue additional press releases in regards to this Agreement and the Licensed Product with the prior written agreement of the other Party or as required to comply with any Law or by the rules of any securities exchange or automated quotation system.
11.4    Prior Agreement. This Agreement supersedes the Confidential Disclosure Agreement between the Parties dated October 16, 2012, as it may be amended and supplemented, including any written requests thereunder (the “Prior Agreement”), with respect to information disclosed thereunder relating to the Licensed Product and the research and development related thereto. All confidential information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Agreement.
11.5    Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (iv) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1    Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date that:
12.1.1    It is duly organized and validly existing under the Law of its jurisdiction of incorporation or organization and it has full corporate or company power and authority and has taken all corporate or company action necessary to enter into and perform this Agreement;
12.1.2    This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge, violate any Law; and the person executing this Agreement on such Party’s behalf has been duly authorized to do so by all requisite corporate or company action;

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12.1.3    All regulatory approvals, sublicenses, exemptions, registrations, clearances and the like necessary for the research, development, Clinical Trial, manufacture, sale or marketing of pharmaceutical products, for the performance by it of its respective obligations under this Agreement has been or shall be obtained and maintained throughout the term of this Agreement; and
12.1.4    It has not been debarred or the subject of debarment proceedings by any Governmental Authority.
12.2    Licensor’s Representations and Warranties. Licensor represents and warrants to Licensee as of the Effective Date that:
12.2.4    It has not knowingly used in connection with the research, development, manufacture or commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Governmental Authority.
12.2.5    It has the necessary right, (whether as a owner, joint owner, beneficial owner or under any other legally recognized right) of the Licensed Technology, the Licensed Trademark and the Licensed Product and as such has an unconditional and unfettered right to grant license of the same under Section 4 hereof to Licensee for the term and under the terms hereof;
12.2.6    Neither the Licensed Technology, the Licensed Trademark or the Licensed Product infringes upon any Third Party right;
12.2.7    It shall (whether as a owner, joint owner, beneficial owner or under any other legally recognized right) file and pursue for a trademark in a timely manner in respect of the Licensed Trademark and the Licensed Product in the Territory;
12.2.8    There is no settled, pending or to its knowledge threatened litigation or re-examination, post-grant or inter partes review, interference, derivation, opposition, claim or invalidity or other claim or proceeding (including the form of an offer to obtain a license) challenging Licensor’s ownership of, or right to utilize, practice or sublicense, the Licensed Technology, the Licensed Trademark or the Licensed Product, or alleging any adverse right, title or interest with respect thereto; and
12.2.9    It has not brought or threatened any claim against any Third Party alleging infringement of any Licensed Technology, the Licensed Trademark or the Licensed Product, nor, to its knowledge, is any Third Party infringing or, to its knowledge, preparing or threatening to infringe the Licensed Technology, the Licensed Trademark or the Licensed Product.
12.3    Disclaimer of Warranties. Except as set forth in this article 12, the parties expressly disclaim any and all representations and warranties, express, implied, statutory or otherwise, with respect to the collaboration, the licensed sublicensor trademarks, the licensed sublicensor know-

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how, this agreement, the license product, or any other subject matter relating to this agreement, including any warranty of merchantability, fitness for a particular purpose, validity or noninfringement of intellectual property rights.
12.4    Certain Mutual Covenants. Each of the Parties hereby covenants to the other Party as follows:
12.4.1    It shall not knowingly use in connection with the research, development, manufacture or commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Governmental Authority;
12.4.2    It shall carry out its activities hereunder in compliance with Law (including relevant Laws relating to economic sanctions and bribery);
12.4.1    It shall not misappropriate any trade secret of a Third Party in connection with the performance of its activities hereunder; and
12.4.2    It shall not grant any right to any Third Party that conflicts with the rights granted to the other Party hereunder.
12.5     Certain Covenants of Licensee. Licensee covenants to Licensor that during the Term of this Agreement Licensee and its Affiliates shall not undertake to develop, market, sell or distribute any product other than the Licensed Product that is targeted for one or more indications that include either of the Licensee Indications in the Territory.

13.	LIMITATIONS OF LIABILITY
13.1    Limitations of Liability. In no event shall either party be liable to the other party for any indirect, special, incidental, exemplary or consequential damages of any kind arising out of or in connection with this agreement, however caused and on any theory of liability (whether in contract, tort (including negligence), strict liability or otherwise), even if such party was advised or otherwise aware of the likelihood of such damages. The limitations set forth in this Section 13.1 shall not apply with respect to (i) either Party’s indemnification obligations under Article 14, (ii) breach of Section 11.1 or Section 11.2 (Confidentiality) , or (iii) gross negligence or intentional misconduct of a Party.
13.2    Insurance. During the Term and for two (2) years thereafter each Party shall obtain and maintain comprehensive general liability insurance covering its obligations and activities hereunder, including product liability insurance, with reputable and financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry in the Territory (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Each Party shall provide the other Party with written evidence of such insurance within thirty (30) days following the Effective Date. Additionally, each Party shall provide the

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other Party with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

14.	INDEMNIFICATION
14.1    Indemnity.
(A)    Subject to the remainder of this Article 14, Licensee shall defend, indemnify, and hold harmless Licensor, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Licensor Indemnitees”), at Licensee’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Licensor Indemnitees until such time as Licensee has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (other than a shareholder derivative suit or like action) (collectively, “Claims”) brought against any Licensor Indemnitee, by a Third Party to the extent such Losses result from (i) the negligence or willful misconduct of Licensee, its Affiliates or agents in performing under this Agreement or (ii) a breach by Licensee of this Agreement, including any failure of Licensee’s representations or warranties in Section 12.1 to be true, but excluding such Losses to the extent they are attributable to clause (y) or (z) of subsection 14.1(B), below.
(B)    Subject to the remainder of this Article 14, Licensor shall defend, indemnify, and hold harmless Licensee, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), at Licensor’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Licensee Indemnitees ) suffered or incurred by Licensee Indemnitee (including those arising out of any Claim brought against any Licensee Indemnitee, by a Third Party) to the extent such Losses result from (x) any product liability claims including adverse events or any manufacturing defects in respect of the Licensed Product (y) the negligence or willful misconduct of Licensor, its Affiliates or agents in performing under this Agreement or (z) a breach by Licensor of this Agreement, including any failure of Licensor’s representations or warranties in Section 12 to be true, but excluding such Losses to the extent they are attributable to clause (i) or (ii) of subsection 14.1(A), above.
(C)    For clarity, the indemnification obligations of this Article 14 shall not apply to obligations under the Clinical Trial Agreement or any supply obligations under any Supply Agreement to be entered into in connection herewith; any indemnification obligations related to the Clinical Trial Agreement or supply obligations shall be provided for in the Clinical Trial Agreement or the supply agreements to be entered into pursuant to Section 5.7.2 or Section 8.1, respectively.
14.2    Claim for Indemnification. Whenever any Claim or Loss shall arise for which a Licensee Indemnitee or an Licensor Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 14, the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim;

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provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 14.2 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and shall promptly assume defense thereof at its own expense. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall the Indemnifying Party settle any Claim without the prior written consent of the other Party if such settlement does not include a complete release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the other Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the other Party is invalid or unenforceable. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and shall make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information shall be subject to Article 11.

15.	TERM AND TERMINATION
15.1    Term. This Agreement shall come into effect as of the Effective Date and shall remain in effect for an initial term ending upon the tenth annual anniversary of the first Regulatory Approval in the Territory, unless renewed as provided below, or until terminated in accordance with this Article 15. The initial term of the Agreement shall be extended automatically for an additional three (3) years, unless either Party notifies the other Party at least ninety (90) days prior to the expiration of the initial term of its intention that the initial term shall not be so renewed.
15.2    Termination. This Agreement may be terminated as follows:
15.2.1    Termination by Licensor. Licensor shall have the right to terminate this Agreement, in whole or in part per Licensee Indications, immediately by giving written notice to Licensee if:
(a)    Subject to Section 9, Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than twenty five (25) days after Licensor’s written notice to make such payment, including the payment of interest in accordance with Section 9.15.
(a)    Licensee materially breaches this Agreement (excluding a failure to pay any amounts due under this Agreement referred to in subsection 15.2.1(a), above), including without limitation, if, Licensee fails to use Reasonably Diligent Efforts to initiate epidemiological study and Clinical Trial as provided in subsection 6.1.1 or to obtain Regulatory Approval and to commercialize the Licensed Product in the Territory as provide in Sections 6.4 and 6.2, and, if such

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breach is curable, fails to cure such breach within forty five (45) days of Licensor’s written notice of such breach;
(b)    Licensee: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within thirty (30) days or is not dismissed or vacated within sixty (60) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or
(c)    if Licensee, its Affiliate or any sublicensee brings or joins in any challenge to the validity or enforceability of any Licensed Know-How or Licensed Trademark in any Territory unless such an act by Licensee is curable within 30 days of Licensors written notice.
(d)    if Regulatory Approval in the Territory is denied after exhaustion of all appeals and/or measures available to Licensee. Licensee shall promptly notify Licensor of any preliminary or final denial of Regulatory Approval in the Territory.
15.2.2    Termination by Licensee. Licensee shall have the right to terminate this Agreement, in whole or in part per Licensee Indications, immediately by giving written notice to Licensor if:
(a)    Licensor materially breaches this Agreement, including without limitation, if Licensor fails to use Reasonably Diligent Efforts, to obtain or cause its licensee to obtain, Regulatory Approval in the U.S. or in the E.U or any other territory as provided in Section 5.1, and, if such breach is curable, fails to cure such breach within forty-five (45) days of Licensee’s written notice of such breach;
(b)    Licensor: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within thirty (30) days or is not dismissed or vacated within sixty (60) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;
(c)    if Regulatory Approval to the Licensed Product in the U.S. or the E.U. is denied after exhaustion of all appeals and/or measures available to Licensor. Licensor shall promptly notify Licensee of any preliminary or final denial of Regulatory Approval in the U.S. or the E.U.;

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15.3    Effect of Termination.
15.3.1    General. Any termination or expiration of this Agreement shall be without prejudice to any other right or remedy to which a Party may be entitled.
15.3.2    In the event this Agreement is terminated under subsections 15.2.2 (a) and 15.2.2 (b) and due to (1) the non receipt of Regulatory Approval by the Licensee in the Territory and such non receipt of Regulatory Approval can be attributed to a material breach by the Licensor or (2) the Licensor is unamble to supply Licensed product or Adjuvant then, Licensee shall be entitled to and Licensor shall refund to Licensee all milestone payments actually paid to Licensor by Licensee under Section 9.9.
15.3.3    Sell-Off Period. On expiration or termination of this Agreement for any reason, Licensee shall have the right to dispose of all stocks of the Licensed Product in its possession at the date of termination for a period of one hundred eighty (180) days after the date of termination (the “Sell-off Period”), in each case, in accordance with the terms and conditions of this Agreement. The royalty payments under the provisions of Section 9.1 shall be made to Licensor within thirty (30) days after (a) expiration or termination, with respect to Earned Royalties accrued prior to the expiration of the effective date of termination, and (b) the expiration of the Sell-off Period, with respect to royalty payments accrued during the Sell-off Period.
15.4    Surviving Provisions. In addition and without prejudice to the provisions of Section 14.3, in the event of any expiration or termination of this Agreement the following provisions shall survive: Articles 11, 13, 14, 15 and 16; and Sections 9.1 (with respect to Net Sales prior to such expiration or termination); 9.9 (with respect to reimbursement events reached prior to such expiration or termination); 9.9 through 9.16 inclusive (with respect to Net Sales made prior to such expiration or termination); 10.1; 10.2 (with respect to periods prior to termination); and 12.3.

16.	MISCELLANEOUS
16.1    Affiliates. Licensee shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates (including by licensing rights hereunder where such rights are held in the name of any such Affiliate), provided, that Licensee shall be responsible for such Affiliates’ performance hereunder.
16.2    Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (except by operation of Law) by either Party without the prior written consent of the other. Either Party may assign this Agreement, and its rights and obligations hereunder without prior written consent to any Affiliate or, with prior notice, in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates. Any assignment not in accordance with this Agreement shall be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Notwithstanding anything stated herein, this Agreement with full force and effect and in its true spirit, shall survive the Change

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of Control of either Party or sale of all or substantially all of the business of a Party. For the purpose of this clause, “Change of Control” shall occur with regard to a Party if another person who controls such Party ceases to do so, or if a new person acquires control of such person: (i) in the case of any corporate entity , direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors thereof or (ii) in the case of any non-corporate entity, direct or indirect ownership of fifty percent (50%) or more of the equity or income interest therein with the power to direct the management and policies of suh non-corporate entities.
16.3    Choice of Law. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of Delaware without regard to its conflicts of law provisions.
16.4    Change in Law. In the event any Law, judgment, ruling or order of any administrative, quasi-judicial or judicial body in the Territory after the date hereof: (i) requires Licensee to sell the Licensed Product in the Territory at a reduced price then the selling price contemplated by the Licensee as notified to Licensor or in a particular manner not contemplated by this Agreement; (ii) directs either Licensor or Licensee to grant a license or sub-license to a third party for the Licensed Product in the Territory not contemplated by this Agreement; or (iii) makes it unlawful for Licensee to sell the Licensed Product, then the Parties shall re-negotiate in good faith an amendment to this Agreement to address such event, which amendment shall conform as closely as possible to the original terms and provision of this Agreement and the intent of the Parties at the Effective Date hereof provided that any such amendment shall not put a Party in a materially adverse position than contemplated herein.
16.5    Construction. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s permitted successors and assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control.

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16.6    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.
16.7    Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.
16.8    Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest; provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect) and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.
16.9    Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.
16.10    Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
16.11    Jurisdiction and Venue. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware (“State Court”) and the courts of the United States of America located in the State of Delaware (“Federal Court”), for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or out of any transaction contemplated hereby. Each Party agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth in Section 16.13 (as such address may be changed by notice delivered pursuant to such section) shall be effective service of process for any action, suit or proceeding in the applicable Federal Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section 16.11. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Federal Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any action brought arising out of or relating to this Agreement or out of any transaction contemplated hereby shall be conducted in English. Notwithstanding the foregoing,

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either Party shall have the right to seek exigent, injunctive or temporary relief in any court of competent jurisdiction. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Except as may be expressly set forth to the contrary herein (including in Section 13.1 hereof), nothing in this Agreement shall serve to limit any remedy to which a Party might otherwise be entitled, at law or in equity.
16.12    No Set-Off. Unless the Parties otherwise agree in writing, no Party shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates).
16.13    Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English, and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Licensor:
Galena Biopharma, Inc. 4640 S.W. Macadam Ave. Suite 270 Portland, Oregon, U.S.A. 97239 Attention: Mark W. Schwartz, Ph.D.

If to Licensee:
Dr. Reddy’s Laboratories Limited Hyderabad, 500034, India 8-2-337 Road No.3 Banjara Hills Hyderabad, 500034, India Attention: Alok Sonig

Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 16.13
16.14    Re-importation. Licensee shall use Reasonably Diligent Efforts to prevent the Licensed Product provided to or made for or on behalf of Licensee for use or sale inside the Territory from being distributed or sold outside the Territory. Licensee shall notify Licensor promptly if it becomes aware of the exportation of a Licensed Product from the Territory.
16.15    Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Licensee and Licensor as partners, agents or joint venturers. Neither Party shall have any express or implied

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right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.
16.16    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
16.17    Third Party Beneficiaries. Except as expressly provided with respect to Licensor Indemnitees or Licensee Indemnities in Article 14, there are no third party beneficiaries intended hereunder, and no Third Party shall have any right or obligation hereunder.
16.18    Waivers and Modifications.
16.18.1    The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties hereto.
16.18.2    The Parties shall modify or amend this Agreement from time to time upon notice from Licensor that such modification or amendment is necessary or appropriate to conform any provisions hereof to any corresponding provision of the Underlying License Agreements, provided, that no such modification or amendment shall adversely affect in any material respect Licensee’s rights or obligations under this Agreement, as determined in good faith by Licensee.
*********
(Signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

GALENA BIOPHARMA, INC.

By: /s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer

DR. REDDY’S LABORATORIES LIMITED

By: /s/ Alok Sonig
Alok Sonig
SVP and India Business Head

[Signature Page of License and Development Agreement]

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ANNEX 1

Currently estimated Interim data readout for PRESENT trial -- [***].

Currently estimated end of trial readout [***] and filing for Regulatory Approval in the U.S. or in the E.U. [***].

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ANNEX – 2

Protocol - NeuVax in High Risk Gastric Cancer

Title	Phase 2 Study Schema of NeuVax™ to Prevent or Delay Recurrence in Resected HER2 Expressing Gastric Cancer (HER2 1+,2+, or 3+) Patients
Objectives	Primary Objective: • Disease-free survival (DFS) in subjects with resected R0/R1 gastric cancer at 24 months. Secondary Objectives: • 36 month DFS and Overall Survival (OS)
IND	IND will be filed in the US by Galena and all trial sites will be in India
Treatment	NeuVax (nelipepimut_S) with [***] vs. non-treated (observation) controls
Background
Cancers of the GE junction or stomach represent >20% of the malignancies diagnosed in Korea, Japan, Russia and Chile, and result in 800,000 annual worldwide deaths, with 100,000 new cases annually in India. Despite the fact that approximately 50% of these tumors are diagnosed while still “resectable”, there remains a high rate (40%) of disease recurrence within 24 months. Because of the preponderance of HER2 expression in gastric cancer, Herceptin (trastuzumab) has been shown to increase overall survival (when used with chemotherapy) in HER2 IHC 3+ or overexpressing metastatic gastric/GE junction adenocarcinoma. NeuVax is a cancer vaccine targeting the immunodominant peptide in the extracellular domain of HER2. When used as an adjuvant therapy following resection and standard of care chemoradiation in early stage node positive breast cancer patients, NeuVax increased disease free survival by more than 35% at 24 months. The use of this HER2 targeted vaccine in early stage gastric cancer to prevent recurrence is the primary objective of this study.

Study Design/Type
A multicenter, two-arm trial where eligible patients post-resection and standard of care treatment who are no evidence of disease (NED) are enrolled, and then assigned to receive the NeuVax vaccine injection series or be in the control observation group based on the HLA status. Patient cohort assignment would be on the basis of HLA type, with only HLA A2-3 positive patients going onto active treatment.

Study Centers	The study will be conducted in approximately XX-XX sites.
Study Patients	[***]

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Statistics (NOTE: To be finalized)
Assuming a baseline recurrence rate of 40% in two years and a benefit of the vaccine to reduce the rate to half, i.e., 20% in two years, then approximately 40 pts per arm or a trial of 80 pts is required to show a statistical difference.

Duration of Study	The primary analysis is at 24 months, with the secondary analysis at 36 months. The study enrollment should take a period of 12 months; therefore the entire study should be complete after 48 months.
Inclusion Criteria	[***]
Exclusion Criteria	[***]
Methodology:
• CT scan will assess patients for disease status prior to enrollment. • Subjects who are HLA A2 or A3 positive will be assigned to treatment with NeuVax and [***]. Patients will be enrolled until 40 patients are assigned to the treatment arm.
• Subjects who are HLA A2 or A3 negative will be assigned to the observational control arm. Patients will be enrolled until 40 patients are assigned to the treatment arm which shall be no less than 40 patients in the control arm.
• Patients will receive standard of care in addition to NeuVax.
• All patients will have disease status evaluated by standard of care, with confirmation by PET/CT scan at 24 months or sooner as indicated.
• Any follow-up for any symptoms of disease that might lead to a diagnosis of relapse should be done during the trial as medically appropriate.

NeuVax Administration
• NeuVax will be administered combined with [***] as an intradermal injection in the same thigh.
• Treatment with NeuVax will be initiated between 4-12 weeks after the last SoC treatment.
• The primary vaccination series (PVS) will consist of one injection per month for 6 months; and the booster series will consist of one injection every 6 months, initiating after the last of the 6 PVS injections.
• Subjects will receive a total of 9 injections over 24 months; and 11 injections over 36 months.

Name of Company:	Galena Biopharma, Inc. 4640 SW Macadam St., Suite 270 Portland, OR 97239

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ANNEX – 3

Financial Terms, Budget, and Time

Galena will use Reasonably Diligent Efforts to Provide	1) Study Materials 2) [***] 3) [***] 4) Filing of Investigational New Drug Application in the USA
Dr. Reddy’s will use Reasonably Diligent Efforts to Provide
1)    [***]
2)    Hiring and managing all CRO’s required for the conduct of the Clinical Trial
3)    Identifying and setting up of all Study Centers in India for conduct of the Clinical Trial
4)    Enrollment, treatment and follow up on all patients enrolled in the Clinical Trial
5)    Collection, curation and analysis of all data
6)    Drafting and submitting all respective Regulatory Filings regarding this Clinical Trial to the appropriate Governmental Authority in the Territory.

Anticipated Start Date	Within three (3) months of availability of regulatory approval for initiating phase-2 gastric cancer trial
Anticipated End Date	Within 48 months of Anticipated Start date of clinical trial.

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ANNEX 4
Protocol for Epidemiological Study

Title	An Observational study to estimate the expression of HER2 (1+,2+, or 3+) with HLA A2‐3 typing positivity in 50 consecutive Gastric Cancer patients.
Objectives	To estimate the expression of HER2 (1+,2+, or 3+) with HLA A2‐3 type positive in Gastric Cancer patients
Background
Gastric cancer remains a major health issue and a leading cause of cancer death worldwide, although the prevalence and mortality of the disease have gradually decreased. The investigators have very few options for patients with advanced disease.
Cancers of the GE junction or stomach represent >20% of the malignancies diagnosed in Korea, Japan, Russia and Chile, and result in 800,000 annual worldwide deaths. Despite the fact that approximately 50% of these tumors are diagnosed while still “resectable”, there remains a high rate (40%) of disease recurrence within 24months. Because of the preponderance of HER2 expression in gastric cancer, Herceptin (trastuzumab) has been shown to increase overall survival (when used with chemotherapy) in HER2 IHC 3+ or overexpressing metastatic gastric/GE junction adenocarcinoma.
NeuVax (HER2/[***] NeuVax is a first-in-class peptide-based,active, specific immunotherapy for the treatment and prevention of cancer.
NeuVax has been tested as an immunotherapy to prevent recurrence in Phase 1/2 clinical trials in node-negative (NN) and node-positive (NP) breast cancer patients as well as in early-stage prostate cancer patients at high risk for disease recurrence. NeuVax binds to HLA-A2 and HLA-A3 molecules on tumor and antigen presenting cells (APC) and elicits a proliferative CD8+ (cytotoxic)T-cell immune response against HER2-expressing cancer cells while demonstrating minimal clinical toxicity to normal tissues and organs.
A POC study is being planned to be conducted to assess the effectiveness of Neuvax to prevent recurrence and increase disease free survival in Gastric Cancer patients HER2 (1+,2+, or 3+) with HLA A2‐3 positive . The current observational study is being planned to estimate the incidence of the above patient population in Indian setting. Hence, the investigators plan to test HER2 (1+,2+, or 3+) in 50 patients with IHC and correlate with the HLA A2‐3 positive in the same population of Gastric Cancer patients.

Study Design/Type	Prospective, observational study
Study Center	The study will be conducted in gastric cancer patients attending
Sample size	A Total of 50 patients will be enrolled in the study
Study Patients	Patients with gastric or GE junction adenocarcinoma.
Duration of Study	06 months duration

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Inclusion Criteria	• 50 consecutive patients with gastric cancer who have a pathology tissue specimen. • Willing to allow serum sample for HLA testing.
Primary Outcome Measures:	• Incidence of Her2 testing( IHC) in Gastric cancer [ Time Frame: 6 month ] [ Designated as safety issue: No ] • Incidence of HLA A2 A3 in the HER ‐2 +ve gastric cancer patient.
Study Design &Methodology:
•    Initially Existing Tissue section blocks of gastric cancer patients will be included in this study.
•    IHC will be employed for detection of HER‐2 from tissue samples of gastric cancer patients.
•    HLA Sero‐typing will be performed from the gastric cancer patients, who have provided the tissue samples for HER‐2
•    detection
•    Both the tests will be performed by a central Lab based in Mumbai.

Overview of Data collection & statistics
•    The principal investigator will maintain and supervise data collection and maintaining records. The patient will be de‐
o    Identified.
•    Being an Observational study the Results will be analyzed as
o    %age of total population with the descriptive statistics.

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